UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 19, 2005
Date of Report (Date of earliest event reported)
Matria Healthcare, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-20619	20-2091331

(Commission File Number)	(IRS Employer Identification No.)

1850 Parkway Place, Marietta, GA	30067

(Address of Principal Executive Offices)	(Zip Code)
770-767-4500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     * Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     * Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     * Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     * Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 19, 2005, the registrant, Matria Healthcare, Inc. (“Matria”) and WHI Acquisition Corp. (the “Merger Sub”), a wholly-owned subsidiary of Matria, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with WinningHabits, Inc., a Delaware corporation (“WinningHabits”), and certain significant stockholders of WinningHabits. WinningHabits is engaged in the business of providing customized wellness programs for health plans and employers through a combination of consulting services and Internet-based proprietary software applications.
     Pursuant to the Merger Agreement, Merger Sub will merge with and into WinningHabits (the “Merger”), with WinningHabits continuing as the surviving corporation and a wholly owned subsidiary of Matria.
     In the Merger, all outstanding capital stock, options and warrants to purchase capital stock of WinningHabits will be converted into the right to receive (i) an aggregate of $14,500,000, (ii) any working capital adjustment and (iii) an earn out payment based upon a multiple of the earnings before taxes, interest and depreciation (“EBITDA”) of WinningHabits in calendar year 2006 and subject to the revenue of WinningHabits meeting specified targets. No earn out payment will be payable if WinningHabits’ revenue for calendar year 2006 is less than $10,000,000 or EBITDA for calendar year 2006 is less than $1,687,500.
     Consummation of the Merger is subject to customary conditions, and the parties have made customary representations, warranties and covenants in the Merger Agreement. The Merger Agreement also contains certain termination rights for both Matria and WinningHabits.
     A copy of Matria’s press release announcing the proposed Merger is furnished herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits
     Exhibit 99.1 Press Release, dated September 19, 2005

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matria Healthcare, Inc.
By:	/s/ Parker H. Petit
Parker H. Petit
Chairman and Chief Executive Officer

Dated: September 23, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Press Release, dated September 19, 2005